SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [  ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box;
[   ] Preliminary Proxy Statement
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant

                                      ALLSTATE FINANCIAL CORPORATION
                                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ] $125 per Exchange Ace Rules 0-11(c)(1)(ii),14a-6(i)(1),or 14a-6(j)(2).

[   ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                   ALLSTATE FINANCIAL CORPORATION

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING

                                               JUNE 15, 1995


    The undersigned, having received the Notice of Annual Meeting, Proxy Statement and Annual Report of Allstate Financial Corporation for the year ended December 31, 1994, hereby appoint(s) Leon Fishman, Eugene Haskin and Lawrence M. Winkler and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the undersigned in Allstate Financial Corporation at the Annual Meeting of Shareholders to be held on June 15, 1995 and at any adjournments thereof.

1.  Election of Directors      Authority to    Withhold Authority
                                    Vote             to Vote
                               For Nominee        For Nominee

    Leon Fishman              ____________      _______________

    Eugene Haskin             ____________      _______________

    Lawrence M. Winkler       ____________      _______________

    James C. Spector          ____________      _______________

    Alan L. Freeman           ____________      _______________

    H. Jason Gold             ____________      _______________


2. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, and to vote for any nominee of the Board whose nomination results from the inability of an above named nominee to serve.

    UNLESS OTHERWISE INDICATED IN THE BLANKS PROVIDED, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

                                        (Continued from other side)



Please sign exactly as name appears below.

                                                    DATED ____________, 1995




                                _________________________________
                                Signature

                                _________________________________
                                Signature if held jointly


                                 When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.




PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.


                               ALLSTATE FINANCIAL CORPORATION

                          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  ____________________

    The Annual Meeting of Shareholders of Allstate Financial Corporation will be held at the Sheraton Crystal City Hotel, 1800 Jefferson Davis Highway, Arlington, Virginia 22202, on June 15, 1995, at 11:00 A.M., for the following purposes:

        1. To elect six Directors for terms which will expire at the Annual Meeting of Shareholders to be held in 1996.

        2. To transact such other business as may properly come before the meeting.



        May 15, 1995

                      BY THE ORDER OF THE BOARD OF DIRECTORS



                      Lawrence M. Winkler
                      Secretary

                  _______________________


PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.


A proxy card and postage free envelope are enclosed.

ALLSTATE FINANCIAL CORPORATION                              May 15, 1995
2700 SOUTH QUINCY STREET
ARLINGTON, VIRGINIA  22206



                                  PROXY STATEMENT


                                    INTRODUCTION


        The enclosed proxy is solicited by the Board of Directors of Allstate Financial Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held at 11:00 A.M., at the Sheraton Crystal City Hotel, 1800 Jefferson Davis Highway, Arlington, Virginia 22202 on June 15, 1995, and at any adjournment thereof (the "Annual Meeting"). This proxy is first being sent to shareholders on May 15, 1995.

        In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. None of these persons will receive compensation but will be reimbursed for actual expenses in connection therewith. Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material, will be borne by the Company.


                             VOTING OF PROXIES


        Each holder of the Company's common stock is entitled to vote in person or by proxy for each share held of record on the record date, May 5, 1995, on all matters to be voted upon at the Annual Meeting. As of the record date, the Company had 3,102,328 shares of common stock outstanding.

        The proxy in accompanying form will be voted as specified by each shareholder, but if no specifications is made, each proxy will be voted:

        1. TO ELECT Messrs. Leon Fishman, Eugene Haskin, Lawrence M. Winkler, James C. Spector, Alan L. Freeman and H. Jason Gold,to terms of office as Directors which will expire at the Annual Meeting of Shareholders to be held in 1996 (see "Election of Directors").

        2. IN THE BEST JUDGEMENT of those named as proxies on the enclosed form of proxy on any other matters to properly come before the Annual Meeting.


        A shareholder who executes the enclosed proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company or oral notice to the presiding officer at the Annual Meeting.


                             BENEFICIAL OWNERSHIP OF SHARES


        The following table sets forth, as of May 5, 1995, the amount of common stock of the Company which may be deemed beneficially owned: (i) by each person known to the Company to be the beneficial owner of more than 5% of the aggregate shares of the Company's outstanding common stock, (ii) by each director of the ompany and (iii) by all officers and directors as a group.


                                         Common Shares        Percent of
Name and Address                       Beneficially Owned       Class
- - ----------------                       -----------------      ----------
Leon Fishman                              256,251                8.26%
20191 E. Country Club Dr.
N. Miami Beach, FL  33180

Eugene Haskin                             238,166                7.68%
4000 Island Blvd.
N. Miami Beach, FL  37160

Lawrence M. Winkler                         6,667                 .22%
1300 Crystal Drive
Arlington, VA 22202

James Spector                               3,334                 .11%
10580 SW 77 Terrace
Miami, FL 33173

Timothy G. Ewing                          309,500                9.98%
Value Partners, Ltd.
2200 Ross Avenue
Dallas, TX 75201

Scoggins Capital Management, L.P.         447,200               14.42%
790 Madison Avenue
New York, NY 10017

Tweedy, Browne Company L.P.               223,200                7.20%
52 Vanderbilt Avenue
New York, NY 10017

For all Officers and Directors
as a group (six persons)                  516,918               16.67%


                             ELECTION OF DIRECTORS

        The Company's Articles of Incorporation provide that the number of directors shall be ten or such lesser number as the Board of Directors shall fix. The Board of Directors has fixed that number at six. There is only one class of directors and they are all elected at the Annual Meeting.

        Mr. Lawrence Winkler is the brother-in-law of Mr. Leon Fishman, and Mr. Leon Fishman is the father of Mr. Craig Fishman, General Counsel and Vice President of the Company.

        Directors of the Company are elected to serve until the next annual meeting of the shareholders of the Company and until their respective successors are elected and qualified.

        The nominees listed below will be candidates for election to the Board of Directors at the annual meeting. The following information is furnished with respect to the directors:

     Name              Age     Principal Occupation              Director
                               And Other Directorships             Since
- - -------------------    ---     -----------------------            --------
Leon Fishman            63     President and Chief Executive
                               Officer of the Company;  formerly
                               Secretary/Treasurer of the Company
                               (July 1982 - May 1989)                 1982

Eugene Haskin           65     Consultant to the Company, Chairman
                               of the Board; formerly President of
                               the Company (July, 1982 - May, 1989);
                               Vice President of the Company (May
                               1989 - August 1989)                     1982

Lawrence M. Winkler     59     Secretary/Treasurer and Chief
                               Financial Officer of the Company;
                               formerly Second Vice President of the
                               Company (July 1983 -May 1989)           1983

James C. Spector        61     Consultant to the Company, formerly
                               Executive Vice President of the
                               Company (February 1991 - October
                               1993); formerly Senior Vice
                               President, Heller Financial, Inc.
                               (July 1985 - September 1987)            1989

Alan L. Freeman         54     Currently Managing Partner of
                               Freeman, Buczyner & Gero. Previously
                               Partner with Deloitte & Touche
                               (1989-1991); and Partner with Shapiro,
                               Fleischmann & Co. (1966-1989)

H. Jason Gold           40     President, Gold & Stanley, P.C..
                               Mr. Gold and his firm practice law in
                               the are of Creditors' Rights in
                               Bankruptcy.  He is Board Certified by
                               the American Bankruptcy Institute.
                               Previously Partner with Smith, Butt
                               & Gold (1981-1985)


        Commencing November 1993, Directors who are not officers of the Company receive a fee of $2,000 per board or committee meeting attended, plus reimbursement for their expenses associated with attending these meetings. Commencing November 1994, Directors who are not officers of the Company receive a fee of $500 per special board or committee meeting attended by conference telephone call. Directors who are officers of the Company receive no compensation for serving as directors, but are reimbursed for out-of-pocket expenses related to attending board or committee meetings.

MEETINGS AND COMMITTEES OF THE BOARD

        The Board of Directors appointed an Audit Committee in 1989. The Audit Committee currently consists of Mr. Spector. The committee met twice during the year ended December 31, 1994. The Audit Committee reviewed the results of operations for 1993 and the status of certain specific accounts.

        The Board appointed a compensation committee during 1992. Messrs. Haskin and Spector are currently serving on this committee. The Compensation Committee met once in 1994.

        The Board does not have a nominating committee. The functions of this committee are performed by the Board of Directors.

        During 1994 there were fourteen meetings of the Board of Directors. Each of the directors of the Company attended at least 90% of the meetings of the Board of Directors during 1994.


EXECUTIVE COMPENSATION

        The following tables provide certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total compensation exceeded $100,000 for the years ended December 31, 1994, 1993 and 1992.


                                 ANNUAL COMPENSATION

Name and                                                      Other Annual
Principal Position       Year       Salary        Bonus         Compensation (1)
- - ------------------       ----      --------      -------        ------------
Leon Fishman             1994      $375,000      $  -0-              -
President & CEO          1993      $375,000      $ 48,442            -
                         1992      $347,500      $108,227            -

James Spector            1994 (2)  $ 48,000      $  -0-              -
                         1993 (3)  $183,445      $  7,500            -
                         1992      $ 48,000      $  7,500            -

Bret Kelly               1994      $220,502      $   -0-             -
Senior V.P. & COO        1993      $221,044      $ 15,000            -
                         1992      $210,624      $ 15,000            -

Lawrence Winkler         1994      $141,965      $  2,500            -
Secy/Treasurer &         1993      $136,786      $ 10,000            -
CFO                      1992      $130,772      $ 25,000            -

Craig Fishman            1994      $126,405      $  2,500            -
V.P. & General Counsel   1993      $115,601      $ 15,600            -
                         1992      $110,183      $   -0-             -

                               LONG TERM COMPENSATION

                                       AWARDS
                                       ------

Name and                             Options/
Principal Position       Year      SAR Grants(4)       All Other Compensation(5)
- - -------------------      ----      -------------       ----------------------
Leon Fishman             1994            -                  $3,000
President & CEO          1993            -                  $4,717
                         1992          7,500                $3,000

James Spector            1994            -                  $  120
                         1993 (3)        -                  $1,507
                         1992          5,000                $4,352

Bret Kelly               1994            -                  $3,000
Senior V.P. & COO        1993            -                  $4,720
                         1992          5,000                $4,500

Lawrence Winkler         1994            -                  $2,889
Secy/Treasurer &         1993            -                  $2,936
CFO                      1992          5,000                $3,093

Craig Fishman            1994            -                  $2,578
V.P. & General Counsel   1993            -                  $2,624
                         1992          2,500                $2,265



In May 1994, the Board of Directors unanimously approved a reduction in the exercise price of the options granted in 1992 to Mr. Winkler and Craig
Fishman to $6.50 per share from $14.00 per share. The reduced exercise price of $6.50 per share exceeded the per share market value of the Company's common stock at the time of the reduction. The reduction in the exercise price of these options was made to provide a supplemental performance incentive for Mr. Winkler and Craig Fishman.

- - --------------------------------------
 1) Does not include the value of various personal benefits provided to the executives officers. The aggregate amount of other compensation provided to each individual did not exceed the lesser of $50,000 or 10% of his reported compensation.

 2)  Consulting Fee.

 3)  Ceased employment in November 1993.

 4)  No SARS have been granted.

 5)  Represents contributions to 401(k) plan.


INDIVIDUAL GRANTS IN LAST FISCAL YEAR

   None.

AGGREGATE OPTIONS/SARS EXERCISED IN LAST FISCAL YEAR AND F/Y END OPTION/SAR VALUE

                     Shares                                                  Value of Unexercised
                     Acquired on   Value         Number of Unexercised       In-the-Money Options/SARS
Name                 Exercise      Realized      Option/SAR at F/Y End (1)   at F/Y End
- - --------------       -----------   --------      -------------------------   -------------------------
                                                 Exercisable/Unexercisable   Exercisable/Unexercisable

Leon Fishman            -             -             12,450/ 8,334                $ - /$ -0-

James Spector           -             -              3,334/ 4,166                  - /$ -0-

Bret Kelly              -             -              4,167/ 5,833                  - /$ -0-

Lawrence Winkler        -             -              6,667/ 5,833                  - /$ -0-

Craig Fishman           -             -                833/ 1,667                  - /$ -0-

- - ---------------------------------------------
  1)  No SARS have been granted.


        Two executive officers of the Company, Leon Fishman and Lawrence Winkler, have employment contracts which currently expire in December 1995 and January 1996, respectively.

        Mr. Fishman's employment agreement provides for annual compensation of $375,000. In addition to his base salary, Mr. Fishman's employment agreement provides for additional payments to him in the amount of 2% of the Company's pre- tax net earnings above $3.0 million but less than $5.0 million per year plus 3% of the Company's pre-tax net earnings in excess of $5.0 million. The agreement contains confidentiality and non-compete provisions, obligates the Company to provide Mr. Fishman with the use of an automobile and to include Mr. Fishman under any benefit plans that are available to employees generally. Mr. Fishman normally is expected to spend at least three days per week at the Company's office and the balance of each work week traveling on Company business or discharging his official responsibilities at other locations. Mr. Fishman's agreement also provides for the continuation of his compensation for 24 months in the event of his death or if his employment is terminated by the Company prior to the end of the term of the agreement, other than for cause.

        Mr. Winkler currently receives an annual salary of $146,159 under an employment agreement and is entitled under that agreement to receive an annual bonus determined by the Compensation Committee or the Board. He is also entitled to be included under any benefit plans that are available to employees generally. The agreement contains confidentiality and non-compete provisions. Mr. Winkler's agreement also provides for the continuation of his compensation for 24 months in the event of his death or if his employment is terminated by the Company prior to the end of the agreement, other than for cause.

               COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The compensation committee of the Board of Directors is composed entirely of outside directors. The committee was first established in December 1992 and is responsible for establishing and administering the policies governing executive compensation which includes base salary, bonuses and stock options.

        The committee makes recommendations on executive compensation based on several factors. Included in these factors are corporate success in achieving key corporate objectives, financial performance of the Company, and long term performance. The committee also reviews market data to insure that the Company's compensation practices are reasonable and competitive within its market place.

        In May 1994, the committee recommended a $10,000 salary increase for Mr. Winkler. Even though Leon Fishman's contract provided for a salary increase for 1994, it was not taken.


                                OTHER TRANSACTIONS

        In January 1989, a corporation wholly owned by Lawrence M. Winkler, his wife and a son of Eugene Haskin purchased an apartment building from the Company for consideration in the form of a demand note to the Company in the principal amount of $100,000. At December 31, 1994 the principal amount owing was $100,000. The note is secured by the assets transferred and does not accrue interest.

        Certain members of the immediate families of Eugene Haskin and Leon Fishman, directly or through trusts, have provided financing to Lifetime Options, Inc., a Viatical Settlement Company ("Lifetime Options", a wholly owned subsidiary of the Company, through unsecured loans with interest payable monthly at an annual interest of 1% over the prime rate.

        Lifetime Options' total indebtedness to members of Mr. Haskin's immediate family was $15,146 at December 31, 1994 and $460,553 at December 31, 1993. During 1994, at the request of members of Mr. Haskin's family, Lifetime Options repaid $445,407 of long term indebtedness. During 1994 and 1993, Lifetime Options paid aggregate interest on these loans of $16,267 and $40,306, respectively.

        Lifetime Options' total indebtedness to members of Leon Fishman's immediate family was $43,642 and $62,302 at December 31, 1994 and 1993, respectively. During 1994 and 1993, Lifetime Options paid aggregate interest of $8,780 and $4,424, respectively. At various times during 1994, Leon Fishman loaned Lifetime Options a total of $265,000 which was repaid in full by December 31, 1994. During the periods of indebtedness, Mr. Fishman received $2,467 of interest. At December 31, 1993, Craig Fishman was owed $18,659 by Lifetime Options. The level of borrowings from Craig Fishman increased at various intervals during 1994 to $97,800. As of December 31, 1994 the indebtedness of $97,800 was paid in full. Craig Fishman received interest from Lifetime Options of $2,610 in 1994.

        In February 1994, the Company made a loan in the amount of $1,000,000 to Eugene Haskin, a director of the Company, and his wife. The loan was unanimously approved by all members of the Board of Directors of the Company (with one director absent and Mr. Haskin abstaining) and conformed to a previous loan to an unrelated party. The loan bore interest at a rate equal to 2% per month, was collateralized by a pledge of securities having a market value of approximately $1,600,000 and was due on or before July 15, 1994. The loan, together with all accrued interest thereon, was repaid on March 24, 1994.


                       INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


        The Company has selected the firm of Deloitte & Touche, CPA's to serve as the independent auditors for the Company for the current fiscal year. That firm has served in this capacity for the Company since 1988. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting to respond to appropriate questions.


                               SHAREHOLDERS PROPOSALS


        If any shareholder desires to submit a proposal for action at the Annual Meeting to be held in 1996, the proposal must be in proper form and received by the Company no later than December 12, 1995.


                                    OTHER MATTERS


         At this date, there are no other matters management intends to present or has reason to believe others will present to the Annual Meeting. If other matters now unknown to the management come before the meeting, those named as proxies on the enclosed form of proxy will vote in accordance with their best judgement.


                             PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

May 15, 1995

                            BY ORDER OF THE BOARD OF DIRECTORS



                            Lawrence M. Winkler
                            Secretary